Exhibit 10.1

WARRANT EXERCISE AGREEMENT

This WARRANT EXERCISE AGREEMENT (the “Agreement”), dated as of September 1, 2021, is made by and between Vinco Ventures, Inc., a Nevada corporation, with headquarters located at 1 West Broad Street, Suite 1004, Bethlehem, Pennsylvania 18018 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the applicable Warrants (as defined below).

A. Pursuant to that certain Warrant Exercise Agreement dated as of May 24, 2021 by and between the Company and the Holder, the Company sold to the Holder warrants, of which 13,070,000 remain outstanding as of the date hereof (the “May Warrants”), representing the right to acquire shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

B. The Company and the Holder desire: (i) for the Holder to exercise 6,900,000 May Warrants (the “Exercised Warrants”) representing the right to acquire shares (the “Exercised Warrant Shares”) of Common Stock, (ii) for the Company to issue additional warrants, in the form attached hereto as Exhibit A, to purchase shares of Common Stock at a per-share exercise price equal to $9.00 (the “September Series A Warrants”), (iii) for the Company to issue additional warrants, in the form attached hereto as Exhibit B, to purchase shares of Common Stock at a per-share exercise price equal to $9.00 (the “ September Series B Warrants” and, together with the September Series A Warrants, the “ September Warrants” and, together with the May Warrants, the “Warrants”), all pursuant to the terms and conditions set forth herein, and (iv) to amend (A) the warrant (the “July Warrant”) issued by the Company to the Holder pursuant to that certain Securities Purchase Agreement dated as of July 22, 2021 by and among the Company, ZASH Global Media and Entertainment Corporation, ZVV Media Partners, LLC and the Holder (“July SPA”) and (B) the note (the “July Note”) issued by the Company to the Holder pursuant to the July SPA.

C. At the Closing (as defined in Section 2(b) hereof), the parties hereto shall execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	EXERCISE OF EXERCISED WARRANTS AND ISSUANCE OF SEPTEMBER WARRANTS.

Subject to the satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Company and the Holder hereby agree that: (i) the Holder shall pay to the Company an amount equal to the Exercise Price (as defined in the Exercised Warrants) in effect as of the date of such exercise multiplied by the Exercised Warrant Shares (such aggregate exercise price, the “Aggregate Exercise Price”), (ii) the Company shall issue and deliver to the Holder the Exercised Warrant Shares as set forth in Section 1 of the Exercised Warrants, (iii) the Company shall issue and deliver to the Holder September Series A Warrants to purchase an aggregate number of shares as set forth therein and (iv) the Company shall issue and deliver to the Holder September Series B Warrants to purchase an aggregate number of shares as set forth therein.

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2.	EXCHANGE; CLOSING.

(a) Procedure. At or before the Closing, the Holder shall pay the Aggregate Exercise Price (less the Holder Counsel Expense withheld pursuant to Section 7(l)) to the Company by wire transfer of immediately available funds in accordance with the Company’s written wire instructions on Company letterhead signed by an authorized representative of the Company delivered to the Holder prior to the Closing, and the Company shall credit to the balance account of the Holder with The Depository Trust Company through its Deposit / Withdrawal at Custodian system (with such DWAC Instructions set forth in column (3) on Schedule I attached hereto), the Exercised Warrant Shares pursuant to Section 1 of the Exercised Warrants. The Holder hereby waives the requirement pursuant to Section 13(p) of the July Note solely with respect to the Aggregate Exercise Price (i.e., $22,080,000 less any Holder Counsel Expense), which will be wired directly by Holder to an account elected by the Company on Company letterhead signed by an authorized representative of the Company..

(b) Closing. The date and time of the closing (the “Closing”) of the transactions specified in Sections 1 and 2(a) above (the “Closing Date”) shall be 9:00 a.m., New York City time, on September 1, 2021, subject to the notification of satisfaction (or waiver) of the conditions to Closing set forth in Sections 4 and 5 hereof. The Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 and may be undertaken remotely by electronic exchange of documentation.

(c) Buy-In. If the Company shall fail for any reason or for no reason to issue to the Holder on the Closing Date the Exercised Warrant Shares by electronic delivery at the applicable balance account at DTC, and if on or after the Closing Date the Holder effects a Buy-In, then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay the Buy-In Price in cash, at which point the Company’s obligation to deliver such Exercised Warrant Shares (but not the Company’s obligation to deliver Exercised Warrants pursuant to Section 1) shall terminate, or (ii) promptly honor its obligation to electronically deliver to the Holder such unlegended Exercised Warrant Shares as provided above and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the date hereof and ending on the date the Company satisfies its obligations in full pursuant to this Section 2(c).

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3.	REPRESENTATIONS, AGREEMENTS, WARRANTIES AND COVENANTS.

(a) Holder Representations, Warranties and Covenants. The Holder hereby represents and warrants to the Company that:

(i) Authorization; Enforcement; Validity. The Holder has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; and this Agreement and the transactions contemplated hereby have been duly authorized by the Holder. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(ii) No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

(b) Company Representations, Warranties and Covenants. The Company hereby represents, warrants, agrees and covenants, as applicable, to and with the Holder that:

(i) Solvency. Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have knowledge that its creditors or its subsidiaries’ creditors intend to initiate involuntary bankruptcy proceedings or knowledge of any fact which would reasonably lead a creditor to do so. The Company and its subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby will not be, Insolvent. As used herein, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

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(ii) Organization and Qualification. Each of the Company and each of its subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(iii) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the September Warrants (collectively, the “Transaction Documents”) and to issue the shares of Common Stock issuable upon the exercise of such September Warrants (the “September Warrant Shares”) in accordance with the terms of the September Warrants. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the September Warrant Shares, have been duly authorized by the Company’s Board of Directors and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. Each of the Transaction Documents has been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iv) Issuance of Securities. The issuance of the Exercised Warrant Shares is duly authorized and, upon issuance in accordance with the terms of the Exercised Warrants and hereof, the Exercised Warrant Shares shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges and other encumbrances with respect to the issue thereof and the Exercised Warrant Shares shall be fully paid and nonassessable with the holder thereof being entitled to all rights accorded to a holder of Common Stock. As of the Closing, a Registration Statement (as defined in the July SPA) registering the resale of the Exercised Warrant Shares by the Holder shall be effective and available for use by the Holder, and the Exercised Warrant Shares shall not bear any restrictive legend and shall be freely tradable without any restrictions or limitations under applicable securities laws, rules and regulations. The issuance of the September Warrants hereunder is duly authorized and upon issuance in accordance with the terms of this Agreement and the September Warrants shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issuance thereof. As of the Closing, the Company shall have reserved from its duly authorized capital stock not less than the maximum number of shares of Common Stock issuable upon the exercise of the September Warrants issuable hereunder (without taking into account any limitations on the exercise of the September Warrants and the Exercised Warrants set forth therein). Upon exercise in accordance with the September Warrants, the September Warrant Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of the Holder in this Agreement, the offer and issuance by the Company of the September Warrants and the September Warrant Shares are exempt from registration under the 1933 Act. Notwithstanding any requirement to reserve shares under this Agreement or any other agreement between the Company and the Holder in effect as of the date hereof, prior to the Authorized Share Increase Stockholder Approval Date (as defined in Section 7(m)(ii) below), the Company shall be permitted to issue up to 60,480,019 shares of Common Stock in the aggregate to persons other than the Holder.

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(v) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Exercised Warrant Shares and the issuance of the September Warrant Shares) will not (i) result in a violation of the Company’ Certificate of Incorporation or Bylaws or other organizational documents of the Company or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or the articles of association or bylaws of the Company or any of its subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of Principal Market and including all applicable foreign, federal laws, rules and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected.

(vi) Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by this Agreement. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The issuance by the Company of the Exercised Warrant Shares shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

(vii) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, the Common Stock or any of the Company’s subsidiaries or any of the Company’s or its subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

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(viii) SEC Filings. As of their respective filing dates, the Company’s filings with the SEC under the 1934 Act during the two (2) years prior to the date hereof (the “SEC Documents”), complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company represents that, as of the date hereof, no material event or circumstance has occurred which would be required to be publicly disclosed or announced on a Current Report on Form 8-K, either as of the date hereof or solely with the passage of time by the Company but which has not been so publicly announced or disclosed.

(ix) Disclosure of Transactions and Other Material Information. The Company shall file a current report on Form 8-K (the “8-K Filing”) on or before 8:30 a.m., New York City time, on the date this Agreement has been duly executed and delivered, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement and attaching a form of this Agreement, a form of the September Series A Warrant, a form of the September Series B Warrant and a form of the Registration Rights Agreement (including, without limitation, all schedules and exhibits to such agreement, if any) as an exhibit to such filing. From and after the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the Holder or any of its Affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, Affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates employees or agents delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder’s shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company. The definition of “Disclosure Restitution Amount” in the July SPA is hereby amended, solely with respect to the Holder, to include any September Warrant Shares.

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(x) Listing. The Company shall promptly secure the listing of all of (i) the September Warrant Shares and the Exercised Warrant Shares and (ii) any capital stock of the Company issued or issuable with respect to the September Warrant Shares and the Exercised Warrant Shares, as applicable, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise (the “Listed Securities”) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Listed Securities. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3(b)(x).

(xi) Reporting Status. Until the date on which the Holder has sold all the Exercised Warrant Shares and September Warrant Shares, the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(xii) No Integration Actions. None of the Company, any of its Affiliates or any Person acting on behalf of the Company or such Affiliate will sell, offer for sale or solicit offers to buy in respect of any security (as defined in the 1933 Act) that would be integrated with the issuance of the September Warrants or the September Warrant Shares in a manner that would require the registration under the 1933 Act of the issuance to the Holder or require shareholder approval under the rules and regulations of the Principal Market, and the Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the 1933 Act or the rules and regulations of the Principal Market with the issuance of the September Warrants and the September Warrant Shares contemplated hereby.

(xiii) Outstanding Shares. As of the date hereof, there are 69,519,981 shares of Common Stock issued and outstanding.

(xiv) Investment Company Status. The Company is not, and upon consummation of the transactions contemplated hereunder will not be, an “investment company,” an affiliate of an “investment company, “ a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(xv) Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

(xvi) Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (x) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (y) any regulations contained in 31 CFR, Subtitle B, Chapter V.

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(xvii) Acknowledgement Regarding Holder’s Trading Activity. It is understood and acknowledged by the Company that (i) following the public disclosure of the transactions contemplated by the Transaction Documents, in accordance with the terms thereof, the Holder has not been asked by the Company or any of its Subsidiaries to agree, nor has the Holder agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any securities for any specified term; (ii) the Holder, and counterparties in “derivative” transactions to which the Holder is a party, directly or indirectly, presently may have a “short” position in the Common Stock which was established prior to such Holder’s knowledge of the transactions contemplated by the Transaction Documents; (iii) the Holder shall not be deemed to have any affiliation with or control over any arm’s-length counterparty in any “derivative” transaction; and (iv) the Holder may rely on the Company’s obligation to timely deliver shares of Common Stock upon conversion, exercise or exchange, as applicable, of the Exercised Warrants and the September Warrants as and when required pursuant to the terms thereof for purposes of effecting trading in the Common Stock of the Company. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by the Transaction Documents pursuant to the 8-K Filing the Holder may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock) at various times during the period that the Exercised Warrants, the September Warrants or the shares of Common Stock issuable upon conversion thereof are outstanding, including, without limitation, during the periods that the value and/or number of the such shares of Common Stock deliverable thereunder are being determined and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock), if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any other Transaction Document or any of the documents executed in connection herewith or therewith.

(xviii) Additional Registration Statements. Until the thirtieth (30th) calendar day after the Closing Date and at any time thereafter while any Registration Statement (as defined in each of the Registration Rights Agreements between the Company and the Holder dated as of February 23, 2021, May 24, 2021, June 4, 2021, July 22, 2021, August 18, 2021 and September 1, 2021) is not effective or the prospectus contained therein is not available for use or any Current Public Information Failure (as defined in each of the Registration Rights Agreements between the Company and the Holder dated as of February 23, 2021, May 24, 2021, June 4, 2021, July 22, 2021, August 18, 2021 and September 1, 2021) exists, notwithstanding anything herein to the contrary, the Company shall not file a registration statement or an offering statement under the 1933 Act relating to securities, including any registration statement for the resale of the securities issued or issuable pursuant to certain Securities Purchase Agreement, dated as of July 23, 2021, by and between the Company and the purchaser identified on the signature pages thereto and the transactions contemplated thereby other than for securities to be sold by the Holder and its Affiliates (other than a registration statement on Form S-8 or such supplements or amendments to registration statements that are outstanding and have been declared effective by the SEC as of the date hereof (solely to the extent necessary to keep such registration statements effective and available and not with respect to any Subsequent Placement (as defined in the July SPA)).

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(xix) Additional Issuance of Securities. The Company agrees that for the period commencing on the date hereof and ending on the 30th calendar day after the Closing Date (the “Restricted Period”), neither the Company nor any of its Subsidiaries shall directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act) or any Convertible Securities (as defined in the July SPA). Notwithstanding the foregoing, this Section 4(b)(xix) shall not apply in respect of the issuance of (i) shares of Common Stock or standard options to purchase Common Stock to directors, officers or employees of the Company in their capacity as such pursuant to an Approved Stock Plan (as defined in the July SPA), provided that (1) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the date hereof pursuant to this clause (i) do not, in the aggregate, exceed more than 10% of the Common Stock issued and outstanding immediately prior to the date hereof and (2) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Holder; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Security is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the date of this Agreement, the conversion, exercise or issuance price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects the Holder; (iii) the Conversion Shares (as defined in the July SPA), and (iv) the Warrant Shares (as defined in the July SPA), the August Warrant Shares (as defined in that certain Warrant Exercise Agreement, dated as of August 18, 2021, (the “August WEA”)) and the September Warrant Shares (each of the foregoing in clauses (i) through (iv), collectively the “Excluded Securities”). “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

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(xx) Removal of Legends. Certificates evidencing any September Warrant Shares shall not be required to contain the legend set forth in Section 6(c) of the July SPA or any other legend (i) while a registration statement (including a Registration Statement) covering the resale of such September Warrant Shares is effective under the 1933 Act, (ii) following any sale of such September Warrant Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such September Warrant Shares are eligible to be sold, assigned or transferred under Rule 144 (provided that the Holder provides the Company with reasonable assurances that such September Warrant Shares are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of the Holder’s counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Holder provides the Company with an opinion of counsel to the Holder, in a generally acceptable form, to the effect that such sale, assignment or transfer of the September Warrant Shares may be made without registration under the applicable requirements of the 1933 Act or (v) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Company shall no later than two (2) Trading Days (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the date the Holder delivers such legended certificate representing such September Warrant Shares to the Company) following the delivery by the Holder to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such September Warrant Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from the Holder as may be required above in this Section 3(b)(xx), as directed by the Holder, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program, credit the aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the Holder, a certificate representing such September Warrant Shares that is free from all restrictive and other legends, registered in the name of the Holder or its designee. Section 6(e) of the July SPA is hereby amended, solely with respect to the Holder, to include any September Warrant Shares.

(xxi) Registration Statement. As of the Closing Date, the Company’s Registration Statement on Form S-1 (Registration No. 333-258106) (x) shall be effective and available for use by the Holder for the sale of any shares issuable upon the exercise of any Exercised Warrants, (y) will not contain, as of the Closing Date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (z) will comply in all material respects with the 1933 Act and the applicable rules and regulations of the SEC thereunder.

(xxii) Placement Agent’s and Advisor’s Fees. The Company has not paid or incurred, and will not pay or incur, any brokerage or finder’s fees or commissions other financial advisory fees with respect to the transactions contemplated by the Transaction Documents payable in cash. The Company agrees that it will not pay or incur any brokerage or finder’s fees or commissions other financial advisory fees with respect to any other financing transactions or any amendments or waivers to any existing financing transactions from the date hereof until the later of (x) the first date on which the resale by the Holder of all the Registrable Securities (as defined in each of the Registration Rights Agreements between the Company and the Holder dated as of February 23, 2021, May 24, 2021, June 4, 2021, July 22, 2021, August 18, 2021 and September 1, 2021) is declared effective by the SEC (and each prospectus contained therein is available for use on such date) and (y) the date the Stockholder Approval (as defined herein and in the August WEA) has been obtained.

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4.	CONDITIONS TO ComPANY’S OBLIGATIONs hereunder.

The obligations of the Company to the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(a) The Holder shall have duly executed this Agreement and delivered the same to the Company; and

(b) The representations and warranties of the Holder shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Holder shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Holder at or prior to the Closing Date.

5.	CONDITIONS TO HOLDER’S OBLIGATIONs HEREUNDER.

The obligations of the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder in respect of itself at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed this Agreement, the Registration Rights Agreement and the September Warrants and delivered the same to the Holder;

(b) The Company’s Registration Statement on Form S-1 (Registration No. 333-258106) shall be effective and available for use by the Holder for the sale of any shares issuable upon the exercise of any Exercised Warrants;

(c) The Company shall have obtained the listing of all of the September Warrant Shares on each Eligible Market on which the Common Stock is then listed for trading;

(d) The representations and warranties of the Company under this Agreement shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date;

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(e) The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market;

(f) Counsel for the Company shall have delivered a legal opinion to the Company’s transfer agent instructing the transfer agent to deliver the Exercised Warrant Shares to the Holder’s balance account with The Depository Trust Company through its Deposit / Withdrawal at Custodian system in accordance with the provisions of Section 2(a) hereof, and the Company’s transfer agent shall have delivered the Exercised Warrant Shares to such balance account;

(g) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the transactions contemplated hereby; and

(h) Since the date hereof, no event that could be reasonably expected to cause a Material Adverse Effect shall have occurred.

6.	TERMINATION.

In the event that the Closing shall not have occurred by on or before five (5) Business Days from the date hereof, other than due to the Holder’s failure to satisfy the conditions set forth in Section 4 hereof, the Holder shall have the option to terminate this Agreement at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void.

7.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement shall supersede all other prior oral or written agreements among the Holder, the Company, their Affiliates and persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Holder, and any amendment to this Agreement made in conformity with the provisions of this Section 7(e) shall be binding on the Holder and the Company. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered if delivered pursuant to Section 10(f) of the July SPA.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Warrants.

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(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. The representations, warranties and covenants of the Company and the Holder contained herein shall survive the Closing and delivery of the Warrant Shares.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l) Fees and Expenses. Unless the Holder elects to withhold the Holder Counsel Expense (as defined below) from the Aggregate Exercise Price as provided in Section 2(a)), the Company shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying any such amount to Schulte Roth & Zabel LLP (the “Holder Counsel Expense”) by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company on or prior to the Closing. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any.

(m) Stockholder Meetings.

(i) The Company agrees that, prior to the Stockholder Meeting Deadline (as defined in the July SPA), in addition to seeking the Stockholder Approval (as defined in the August WEA), the definitive proxy statement relating to such Stockholder Approval shall also solicit each Company stockholder’s affirmative vote at the Stockholder Meeting (as defined in the July SPA) for approval of (i) resolutions approving the issuance of all the shares of Common Stock issuable pursuant to the September Series A Warrants, including adjustments pursuant to Section 2(b) of the September Series A Warrants and the September Series B Warrants without giving effect to any limitation on exercise set forth therein and without giving effect to the Exercise Floor Price (as defined in the September Warrants), and (ii) resolutions approving any voluntary adjustments that the Company may offer pursuant to the terms of any of the Outstanding Securities (as defined in the August WEA), the August Warrants (as defined in the August WEA) and the September Warrants and the definitions of Stockholder Resolutions and Stockholder Approval in the July SPA shall be amended to include such resolutions (collectively, together with the Stockholder Approval as defined in the July SPA and August WEA, the “Stockholder Approval”). The Company acknowledges and agrees that, pursuant to Section 5(z) of the July SPA, the Company is required to file with the SEC a definitive proxy statement on or prior to September 20, 2021 and to hold the Stockholder Meeting (as defined in the July SPA) on or prior to November 19, 2021 to obtain each Stockholder Approval.

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(ii) In addition, the Company shall provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company (the “Authorized Share Increase Stockholder Meeting”), which shall be called as promptly as practicable after the date hereof, but in no event later than six (6) months after the date hereof (the “Authorized Share Increase Stockholder Meeting Deadline”), a proxy statement (the “Proxy Statement”), in a form reasonably acceptable to the Holder after review by Schulte Roth & Zabel LLP at the expense of the Company, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (the “Authorized Share Increase Resolutions”) providing for the increase in authorized number of shares of Common Stock of the Company to at least 300,000,000 (such affirmative approval being referred to herein as the “Authorized Share Increase Stockholder Approval” and the date such approval is obtained, the “Authorized Share Increase Stockholder Approval Date”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such Authorized Share Increase Resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve the Authorized Share Increase Resolutions. The Company shall file the definitive Proxy Statement with the SEC as soon as practicable after the date hereof, but in no event later than 120 days after the Closing Date. The Company shall be obligated to seek to obtain the Authorized Share Increase Stockholder Approval by the Authorized Share Increase Stockholder Meeting Deadline. If, despite the Company’s reasonable best efforts, the Authorized Share Increase Stockholder Approval is not obtained at the Authorized Share Increase Stockholder Meeting, the Company shall cause an additional Authorized Share Increase Stockholder Meeting to be held every thirty (30) days thereafter until the Authorized Share Increase Authorized Share Stockholder Approval is obtained. No later than one (1) Trading Day following the Authorized Share Stockholder Approval, the Company shall file with the Secretary of State of Nevada a certificate of amendment to the Company’s Articles of Incorporation to effect the Authorized Share Increase Stockholder Approval, which certificate of amendment shall provide that it shall become immediately effective upon filing.

(n) July Warrant Excluded Securities. The Company and the Holder hereby agree that clause (iv) of the definition of “Excluded Securities” as defined in the July Warrant is hereby and amended and restated as follows: “; and (iv) the August Series B Warrants (as defined in that certain Warrant Exercise Agreement, dated as of August 18, 2021, by and between the Company and the Holder), the shares of Common Stock issuable pursuant to the terms of the August Series B Warrants, the September Series B Warrants (as defined in that certain Warrant Exercise Agreement, dated as of September 1, 2021, by and between the Company and the Holder) and the shares of Common Stock issuable pursuant to the terms of the September Series B Warrants; provided, that the terms of the August Series B Warrants and September Series B Warrants are not amended, modified or changed on or after September 1, 2021.”

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(o) July Warrant Cashless Feature Amendment. The Company and the Holder agree that the first paragraph of Section 1(d) of the July Warrant shall be amended as follows:

Notwithstanding anything contained herein to the contrary (other than Section 1(f) below), if at the time of exercise hereof (i) a Registration Statement (as defined in the Registration Rights Agreement) is not effective (or the prospectus contained therein is not available for use) for the resale by the Holder of all of the Warrant Shares or (ii) there is not a sufficient number of shares of Common Stock then authorized to issue upon exercise of this Warrant and any other warrants to purchase Common Stock issued by the Company to the initial Holder of this Warrant and pursuant to the terms of any convertible notes issued by the Company to the initial Holder of this Warrant, then the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Warrant Shares determined according to the following formula (a “Cashless Exercise”):

(p) Spin-off Transactions Amendment. The definition of “Spin-off Transactions” in each of the July Note and the July Warrant is hereby amended and restated as follows: “Spin-off Transactions” means any spin-off or sale of all or any part, in one or more transactions, by the Company of any business; provided that the assets of such business do not include (i) more than $3,000,000 in cash or cash equivalents, (ii) any assets acquired after August 30, 2021 other than in the ordinary course of business or (iii) ZVV or any assets acquired in connection with the Lomotif Transaction or any intellectual property or other assets necessary for the operation of any businesses acquired in connection with the Lomotif Transaction.

(q) 424 Prospectus. The Company shall file a Prospectus pursuant to Rule 424(b)(3) for each of the Registrable Securities (as defined in each of the Registration Rights Agreements between the Company and the Holder dated as of February 23, 2021, May 24, 2021, and June 4, 2021) by no later than September 3, 2021.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

VINCO VENTURES, INC.

By:
Name:
Title:

[Signature Page to Warrant Exercise Agreement]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

HOLDER:

HUDSON BAY MASTER FUND LTD.

By:
Name:
Title:

[Signature Page to Warrant Exercise Agreement]

SCHEDULE I

(1)	(2)	(3)	(4)
Holder	Address and Facsimile Number	DWAC Instructions	Legal Representative’s Address and Facsimile Number
Hudson Bay Master Fund Ltd.

c/o Hudson Bay Capital Management LP

28 Havemeyer Place

Greenwich CT 06830

Attention: DI Team

Facsimile: 646-214-7946

Telephone: 212-571-1244

Residence: Cayman Islands

E-mail: investments@hudsonbaycapital.com

operations@hudsonbaycapital.com

		Fidelity Investments DTC Number: 226 Account Number: 752-022376 Tax ID: 98 066 9111	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

EXHIBIT A

Form of September Series A Warrant

EXHIBIT B

Form of September Series B Warrant

EXHIBIT C

Form of Registration Rights Agreement